UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2005

SBS Technologies, Inc.

(Exact name of registrant as specified in charter)

New Mexico (State or other jurisdiction of incorporation)	1-10981 (Commission File Number)	85-0359415 (I.R.S. Employer Identification No.)

2400 Louisiana Blvd., NE AFC Bldg. 5-600

Albuquerque, New Mexico 87110

(Address of principal executive offices) (Zip code)

(505) 875-0600

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 11, 2005, SBS Technologies, Inc. (the "Company") entered into an employment agreement with Christoper J. Amenson ("Employee"), the Company's Executive Chairman, based on the recommendation of the Management Development & Compensation Committee of the Board of Directors. Mr. Amenson will receive a base annual salary of $150,000, effective April 11, 2005. The Company will employ Employee for the period beginning on the date of the agreement and ending on (a) on the date of the Annual Meeting of Shareholders of the Company in November 2005, (b) in the absence of an Annual Meeting of Shareholders of the Company in November 2005 then November 30, 2005, or (c) upon discharge or resignation of Employee in accordance with the terms of the agreement (the "Employment Period"). Upon the mutual agreement of Employee and the Company not less than four months prior to the scheduled expiration of the Employment Period, the Employment Period may be extended for an additional one-year period, commencing upon the expiration of the original Employment Period, upon the same terms and conditions as contained in this Employment Agreement. In addition, for a period of one (1) year following the expiration of this Agreement or the effective date of discharge not for cause, Employee will continue as an executive officer of the Company with reduced duties as agreed upon by Employee, senior management and the Board of Directors of the Company at an annual rate of pay of $40,000.

A copy of the employment agreement between Christopher J. Amenson and SBS Technologies, Inc., effective April 11, 2005, is attached hereto as Exhibit 10.cq.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.cq *	Employment agreement between Christopher J. Amenson and SBS Technologies, Inc., effective April 11, 2005.
* Provided in PDF format as a courtesy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBS TECHNOLOGIES, INC.

	By:	/S/ James E. Dixon Jr.
James E. Dixon, Jr.
Executive Vice President, Chief Financial Officer, and Treasurer

Dated: April 13, 2005

EXHIBIT INDEX
Exhibit Number	Description

10.cq *	Employment agreement between Christopher J. Amenson and SBS Technologies, Inc., effective April 11, 2005.

* Also provided in PDF format as a courtesy